UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549
FORM 8‑K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934
December 6, 2017
Date of report (Date of earliest event reported)
Condor Hospitality Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)
1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
4800 Montgomery Lane, Suite 220
Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Mark Linehan resigned as a member of the Board of Directors of Condor Hospitality Trust, Inc. (the "Company") effective December 6, 2017.  Mr. Linehan's resignation was not due to any disagreement with the Company or its management on any matter relating to the Company's operations, policies or practices. The Board of Directors thanks Mr. Linehan for his exemplary service.
(d) Pursuant to the Investor Rights Agreement dated March 16, 2016 between the Company, SREP III Flight-Investco, L.P. ("SREP") and StepStone Group Real Estate L.P., SREP designated Benjamin Wall as the replacement for Mr. Linehan on the Board of Directors.  The Board of Directors appointed Mr. Wall as a member of the Board of Directors on December 6, 2017, and a member of the Audit Committee. Directors receive an annual retainer of $30,000, $5,000 of which is paid in common stock of the Company, and the balance in cash or common stock at the director's election.  Additionally, directors receive $1,000 per meeting attended in person and $500 per telephonic meeting. Each Audit Committee member, other than the chairman, receives a fee of $375 per quarter. From time to time, directors, as authorized representatives of the Board of Directors, engage in board duties outside of meetings, and receive fees for the performance of such additional board duties in an hourly or daily amount as set by the Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Condor Hospitality Trust, Inc.

Date: December 6, 2017	By: /s/ Arinn Cavey
Name: Arinn Cavey
Title: Chief Accounting Officer